                                   EXHIBIT 11
                          MODINE MANUFACTURING COMPANY
                        COMPUTATION OF PER SHARE EARNINGS
                    (In thousands, except per share amounts)

                                                        Three months ended         Six months ended
                                                        -------------------       -------------------
                                                           September 26              September 26
                                                        --------------------       ------------------
                                                          1995       1994           1995       1994
                                                        --------   --------       --------   --------
Primary
-------
     Weighted average shares outstanding                 29,647     29,676         29,663     29,656

     Share equivalents for period prior to
       exercise (options exercised)                           1         12             15         27

     Net shares issuable, assuming exercise
       of options using average market price
       and employing the treasury stock method.             805        853            832        850
                                                        -------    -------        -------    -------
     Average common share and common
       share equivalents                                 30,453     30,541         30,510     30,533
                                                        =======    =======        =======    =======
     Net earnings for the period                        $16,736    $16,801        $32,719    $31,631
                                                        =======    =======        =======    =======
     Net earnings per share of common stock               $0.55      $0.55          $1.07      $1.04
                                                        =======    =======        =======    =======

Fully Diluted
-------------
     Weighted average shares outstanding                 29,647     29,676         29,663     29,656

     Share equivalents for period prior to
       exercise (options exercised)                           1         13             15         28

     Net shares issuable, assuming exercise
       of options using ending market price
       (unless antidilutive) and employing
       the treasury stock method                            805        853            832        850
                                                        -------    -------        -------    -------
     Average common share and common
       share equivalents                                 30,453     30,542         30,510     30,534
                                                        =======    =======        =======    =======
     Net earnings for the period                        $16,736    $16,801        $32,719    $31,631
                                                        =======    =======        =======    =======
     Net earnings per share of common stock               $0.55      $0.55          $1.07      $1.04
                                                        =======    =======        =======    =======